LICENSE AGREEMENT

     This License Agreement (this "Agreement") is entered into as of the __ day of ___________, 2000, by and between Stockjungle.com, Inc., a Delaware corporation ("Stockjungle.com") and Trust for Investment Managers, a Delaware business trust (the "Trust").

     WHEREAS, Stockjungle.com is the parent of Stockjungle.com Investment Advisers, Inc., a Delaware corporation conducting business as a registered investment adviser and providing investment advisory services to certain series of the Trust (the "Adviser"); and

     WHEREAS, the Trust has requested from Stockjungle.com a license to the use of the phrase "Stockjungle.com" (the "Service Mark") in the name of several series of the Trust to be managed by the Adviser (the "Series"), and Stockjungle.com is willing to grant such license, subject to the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the premises and of the covenants hereinafter contained, Stockjungle.com and the Trust hereby agree as follows:

     1. The Trust hereby acknowledges and agrees that the name and Service Mark "Stockjungle.com" are valuable proprietary rights of Stockjungle.com and that the Trust has no rights to use such name and Service Mark except as are expressly provided to the Trust by Stockjungle.com pursuant to this Agreement. The Trust shall at all times use the Service Mark in a manner which is designed to enhance the reputation and goodwill associated with the Service Mark, and shall comply with all laws, rules, regulations, ordinances and orders of all local, state and national authorities. The Trust shall not in any manner represent that it has any rights of ownership or use with respect to the name "Stockjungle.com" or the Service Mark except as set forth herein, and acknowledges and agrees that all uses of such name and Service Mark by it shall inure to the benefit of Stockjungle.com. The Trust agrees that it shall do nothing inconsistent with Stockjungle.com's ownership in the Service Mark, and shall not apply for registration or seek to obtain ownership of the Service Mark, or any similar mark, in any state or nation. The provisions of this
Section 1 shall survive the termination of this Agreement, irrespective of the reason therefor.

     2. Stockjungle.com hereby grants to the Trust a non-exclusive and non-transferrable license to use the name "Stockjungle.com" and the Service Mark in the names of any Series of the Trust, only so long as such name and Service Mark are used in conjunction with descriptive phrases such as "Fund" or phrases describing the investment objectives or purposes of the Series. Stockjungle.com hereby consents to the qualification of the Series to do business under the laws of any state of the United States with the name "Stockjungle.com" in its name and agrees to execute such formal consents as may be necessary in connection with such qualifications.

     3. Stockjungle.com reserves and retains the right to grant to any other person or entity, including without limitation any other investment company, the right to use the name "Stockjungle.com" and the Service Mark, or any derivatives or variations thereof, and no consent or permission of the Trust shall be necessary for such use; provided, however, that if required by the applicable law of any state, the Trust shall forthwith grant all requisite consents. The Trust shall take such actions as Stockjungle.com may reasonably require to protect the rights of Stockjungle.com to such name and Service Mark.

     4. The Trust shall have no right to grant to any other person or entity a sublicense to use a name containing the name "Stockjungle.com" or the Service Mark. The Trust shall have no right to assign its interest in this Agreement, or any part thereof, to any other person or entity without the prior written consent of Stockjungle.com.

     5. The license provided to the Trust hereunder shall immediately and automatically terminate and be of no further force or effect at such time as Stockjungle.com no longer provides investment advisory services to any Series of the Trust. In addition, Stockjungle.com may terminate this Agreement immediately upon notice to the Trust in the event of any breach of this Agreement by the Trust. Upon termination of this Agreement, the Trust shall as promptly as practicable take such actions as may be necessary to change the name of each Series to a name that does not include the name "Stockjungle.com" or any derivatives or variation thereof, and shall forever cease all use of the name "Stockjungle.com" and the Service Mark, and any derivatives or variations thereof or any similar mark.

     6. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may not be amended at any time except by a writing signed by the parties hereto.

     7. All of the terms of this Agreement shall be binding upon and, except as set forth herein, shall inure to the benefit of, the successors and assigns of the parties.

     8. If any term or provision of this Agreement is held to be void or unenforceable by any court of competent jurisdiction, only that objectionable term or provision shall be deleted herefrom while the remainder of the term, provision and agreement shall be enforceable.

     9. No party's failure to enforce any provision or provisions of this Agreement shall be deemed or in any way construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every provision of this Agreement. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party's right to assert all other legal remedies available to it under the circumstances.

     10. This Agreement shall be construed and interpreted in accordance with the internal, substantive laws of the State of California.

     11. The Trust acknowledges that money damages alone are not an adequate remedy for any breach by the Trust of any provision of this Agreement. Therefore, in the event of a breach or threatened breach of any provision of this Agreement by the Trust, the Trust agrees and consents that Stockjungle.com, in addition to all other remedies, shall have the right to immediately seek, obtain and enforce injunctive relief prohibiting the breach or compelling specific performance, without the need to post any bond. Unless expressly set forth herein to the contrary, all remedies set forth herein are cumulative and are in addition to any and all remedies provided either party at law or in equity.

     12. In accordance with the Agreement and Declaration of Trust of the Trust, the Adviser acknowledges and agrees that this Agreement was signed on behalf of the Trust by the undersigned as officers of the Trust and not individually, and that the obligations of the Trust under this Agreement are not binding upon any officers, trustees or shareholders of the Trust individually.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                      STOCKJUNGLE.COM, INC.



                                      By:
                                          --------------------------------------
                                                         President


                                      TRUST FOR INVESTMENT MANAGERS



                                      By:
                                          --------------------------------------
                                                         President